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               Consent of Independent Certified Public Accountants
               ---------------------------------------------------


         We have issued our report dated April 20, 2000, accompanying the consolidated financial statements incorporated by reference in the Annual Report of Environmental Tectonics Corporation and Subsidiary on Form 10-K for the year ended February 25, 2000 and Part II of this form. We have also audited Schedule II for each of the three years in the period ended February 25, 2000. In our opinion, this schedule represents fairly, in all material respects, the information required to be set forth therein. We hereby consent to the incorporation by reference in the Registration Statement of Environmental Tectonics Corporation and Subsidiary of Form S-8 (File No. 333-65469, effective October 8, 1998), Form S-8 (File No 2-92407, effective August 14, 1984) and on Form S-3 (File No. 33-42219, effective September 4, 1991).





Philadelphia, Pennsylvania
May 25, 2000